Exhibit 3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE DOLAN COMPANY
(as amended)
(originally incorporated, under the name DMC II Company, on March 17, 2003, which was subsequently changed to Dolan Media Company)
The Dolan Company (“Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) set forth below has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

FIRST:	The name of the Corporation is The Dolan Company.

SECOND:	The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD:	The nature of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:	A. Authorized Stock. The Corporation shall have authority to issue the following classes of stock, in the number of shares and at the par value as indicated opposite the name of the class:

	NUMBER OF
	SHARES	PAR VALUE
CLASS	AUTHORIZED	PER SHARE

Common Stock	70,000,000	$0.001
Preferred Stock	1,000,000	$0.001

B. Common Stock. Except as otherwise provided in this Section B of Article Fourth or as otherwise required by the DGCL, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
1. Liquidation Rights: Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any outstanding shares of any series of Preferred Stock shall be entitled upon such liquidation, dissolution or winding up, the assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the shares of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

2. Dividends: Subject to the rights of the holders, if any, of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) and shall share equally on a per share basis in all such dividends.
3. Voting Rights: Except as otherwise required by the DGCL or as otherwise provided herein, each holder of Common Stock shall be entitled to one (1) vote per share on each matter submitted to a vote of the stockholders of the Corporation. There shall be no cumulative voting.

C. Preferred Stock. Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors is authorized to provide for the issuance of and issue shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Shares of each such series may, among other things, (i) rank senior to, junior to, or on parity with, shares of any other series of Preferred Stock as to the payment or the distribution of assets on liquidation; (ii) bear a stated dividend and/or rank senior to, junior to, or on parity with, shares of any other series of Preferred Stock as to the payment or dividends; (iii) be redeemable by the holder thereof and/or the Corporation at specified times, and on specified terms and conditions; (iv) have voting or other rights with respect to the control of the Corporation which rank senior to, junior to, or on parity with, shares of any other series of Preferred Stock; and/or (v) otherwise have rights, powers or preferences which are senior (or otherwise superior) to, junior to, or on parity with, shares of any other series of Preferred Stock. No consent of the holders of Common Stock or any other series of Preferred Stock shall be required in connection with such authorization and issuance by the Board of Directors of any such series of Preferred Stock. The Board of Directors is also hereby vested with the authority and is expressly authorized, to increase or decrease the number of shares within each such series of Preferred Stock; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then outstanding.

The amendment of the terms of any certificate of designation of any series of Preferred Stock of which shares are outstanding shall require only the approval of the Board of Directors and the holders of a majority (or such greater number as may be required by the certificate of designation of each series) of the total voting power of the outstanding shares of such series of Preferred Stock and no approval of any holder of Common Stock or any other series of Preferred Stock shall be required unless such approval shall be required by law or by any certificate of designation of any other series of Preferred Stock.

FIFTH:	A. Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation shall be effected only at a duly called annual or special meeting of stockholders of the Corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL or any other provision of the DGCL.

B. Special Meetings. Special meetings of stockholders of the Corporation may be called upon notice provided in accordance with this Certificate of Incorporation by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors pursuant to a resolution approved by the Board of Directors.

SIXTH:	In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation. The By-Laws of the Corporation may be altered, amended or repealed, or new By-Laws may be adopted, by the Board of Directors in accordance with the preceding sentence or at any annual or special meeting of the stockholders by the vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the Corporation entitled to vote generally in the election of directors; provided that, if such alteration, amendment, repeal or adoption of new By-Laws is effected at a duly called special meeting of stockholders, notice of such alteration, amendment, repeal or adoption of new By-Laws is contained in the notice of such special meeting.

SEVENTH:	A director of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor, in the absence of fraud, shall a director of the Corporation be liable to account to the Corporation for any profit realized by him or her from or through any transaction or contract of the Corporation by reason of the fact that such director, or any entity of which such director is an officer, director, equityholder, employee, agent or representative, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in a manner provided in the DGCL for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, limited liability company, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest.

EIGHTH:	Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:	The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Article Fifth, Sixth, Seventh, Ninth, Tenth, Eleventh or Twelfth of this Certificate of Incorporation.

TENTH:	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than five (5) nor more than eleven (11) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. Elections of directors need not be by written ballot unless otherwise provided herein or in the By-Laws, as amended.

The directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Each class of directors shall have a three-year term, with members of one class being elected each year to succeed the directors of the same class whose term is expiring. Initially, Class I will be up for election at the 2008 annual meeting of stockholders, Class II at the 2009 annual meeting of stockholders, and Class III at the 2010 annual meeting of stockholders.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as is reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director, even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Any director may resign at any time effective on giving written notice to the Chairman of the Board, the President, the Secretary or the Board of Directors. Such notice may be given either in writing or by means of electronic transmission. Directors may only be removed for cause, except as otherwise provided by law, by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote generally in the election of directors. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships, including whether such directors so elected shall not be divided into classes pursuant to this Article Tenth, shall, to the extent inconsistent with this Article Tenth, be governed by the terms of the certificate of designation applicable thereto.

ELEVENTH:	The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL. Any repeal or modification of this Article Eleventh by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

TWELFTH:	The Corporation shall:
(a)
indemnify, to the fullest extent permitted by the DGCL, any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, such selection and determination to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful; and

(b)
indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, such selection and determination to be evidenced by an indemnification agreement, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

(c)
indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, such selection and determination to be evidenced by an indemnification agreement against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, to the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (a) or (b) of this Article Twelfth, or in defense of any claim, issue or matter therein; and

(d)
make any indemnification under Section (a) or (b) of this Article Twelfth (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent of the Corporation is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section (a) or (b) of this Article Twelfth. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination; (1) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there arc no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation; and

(e)
pay expenses (including attorneys’ fees) incurred by the present or former director, officer, employee or agent of the Corporation in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in Article Twelfth herein; and

(f)
not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Article Twelfth herein exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position; and

(g)
have the right, power and authority to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Article Twelfth herein; and

(h)
for purposes of this Article Twelfth, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Twelfth with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued; and

(i)
for purposes of this Article Twelfth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article Twelfth; and

(j)
continue the indemnification and advancement of expenses provided by, or granted pursuant to, Article Twelfth herein, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation and the indemnification and advancement of expenses provided by, or granted pursuant to this Article Twelfth shall inure to the benefit of the heirs, executors and administrators of such a person;

(k)
notwithstanding the foregoing provisions and except as required by the DGCL, not be obligated to indemnify or pay expenses incurred by any person with respect to any threatened, pending, or completed claims, suits or actions, whether civil, criminal, administrative, investigative or otherwise (“Proceedings”), initiated or brought voluntarily by such person and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Article Twelfth, unless a court of competent jurisdiction determines that each of the material assertions made by such person in such Proceedings were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify such person for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement; and

(l)
deem the provisions of this Article Twelfth to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent, who serves in such capacity at any time while this Article Twelfth is in effect, and any repeal or modification of this Article Twelfth shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; provided, however, that the provisions of this Article Twelfth shall not be deemed to be a contract between the Corporation and any directors, officers, employees or agents of any other corporation (the “Second Corporation”) that shall merge into or consolidate with the Corporation where the Corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the DGCL only at the discretion of the Board of Directors.